Exhibit 10.29

AGREEMENT REGARDING

CONTINUED REINSURANCE OF INSURANCE PRODUCTS

THIS AGREEMENT REGARDING CONTINUED REINSURANCE OF INSURANCE PRODUCTS (this “Agreement”) is dated as of this 24th day of May, 2004, by and between General Electric Capital Company, a Delaware corporation (“GECC”), and Viking Insurance Company Ltd., a Bermuda insurance company (“Viking”).

RECITALS

                WHEREAS, certain credit card customers of GECC’s GE Consumer Finance-Americas Unit (“GECFA”) in the United States and Canada are provided and/or offered credit insurance underwritten by American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, First Fortis Life Insurance Company and Financial Insurance Exchange (collectively “ABIG”), covering the GECFA credit card accounts of such customers (“Credit Insurance”);

WHEREAS, such Credit Insurance is reinsured by Viking;

WHEREAS, GECC’s Vendor Financial Services Unit (“VFS”) purchases from ABIG, on behalf of lessees, property and casualty insurance covering certain equipment leased by VFS to lessees (“Collateral Protection Insurance”);

WHEREAS, such Collateral Protection Insurance is reinsured by Viking; and

WHEREAS, GECC and Viking desire to make certain agreements with respect to the continued use of Viking as the reinsurer for Credit Insurance and Collateral Protection Insurance.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENTS

1.               Agreements Relating to Card Services.

(a)   GECC agrees that it shall cause GECFA to take all commercially reasonable efforts to maintain the following contractual relationships: (i) ABIG as the insurer for any Credit Insurance provided or offered by GECFA and (ii) Viking as the reinsurer of such Credit Insurance.

(b)   GECC shall provide incentives, as appropriate, to GECFA to maintain the arrangements described in clause (a) above, including

“management reporting” of credit for profits Viking earns on reinsurance contracts relating to Credit Insurance.

(c)                   Viking acknowledges and agrees that GECC and GECFA  maintain the right to agree to any changes in underwriting standards proposed by ABIG that GECFA deems appropriate, consistent with past practice, to maximize the profitability of the reinsurance.

(d)                   Notwithstanding clause (a) above, GECC and GECFA may, at any time, in whole or in part, terminate Credit Insurance, replace Credit Insurance with another product and/or terminate new Credit Insurance enrollments; provided, however, that in the event of the termination or replacement of existing Credit Insurance by GECC or GECFA, GECC shall pay Viking, in accordance with the terms set forth in Schedule A hereto, an amount equal to the net underwriting income Viking was projected to receive as the reinsurer of the terminated or replaced Credit Insurance during the period beginning on the date of termination or replacement through December 31, 2008; provided, however, that terminations (i) initiated by someone other than GECC or GECFA, (ii) required by the terms of the Credit Insurance or (iii) pursuant to a sale or transfer of the underlying credit card accounts shall not trigger any such payments from GECC to Viking.

2.   Agreements Relating to VFS.   Except to the extent inconsistent with that certain Final Approval Order and Judgment dated December 11, 2003 entered by the Circuit Court of Mobile County, Alabama (Docket Number CV- 02-1133):

(a)                   GECC agrees that until March 1, 2004, to the extent that Collateral Protection Insurance is placed with respect to certain equipment leased by VFS to third parties, GECC shall cause VFS to continue to use ABIG as insurer and Viking as reinsurer.

(b)                   GECC shall provide incentives, as appropriate, to VFS to maintain the arrangements described in clause (a) above, including “management reporting” of credit for profits Viking earns on reinsurance contracts relating to Collateral Protection Insurance.

3.  Agreements Relating to Viking.  Viking shall report to GECC, no less frequently than monthly, the net underwriting profits earned by Viking on reinsurance contracts relating to Credit Insurance and Collateral Protection Insurance.

                4.   Records and Audits.  Viking shall maintain such books and records related to this Agreement as are reasonably necessary for an accurate audit and verification of Viking’s duties and obligations under this Agreement for at least two (2) years following termination of this Agreement and shall provide GECC or its designees who are authorized to view such records with access to such records upon request.

                5.  Compliance with Law.  Each party shall comply with all laws applicable to such party’s performance under this Agreement.

6.  Assignment.  This Agreement may not be assigned, in whole or in part, whether by operation of law or otherwise.

7.  Confidentiality.   This Agreement, any of the terms thereof and all non-public information exchanged by the parties pursuant to this Agreement are confidential (“Confidential Information”) and no party shall disclose any Confidential Information of the other party, except as otherwise required by law, or pursuant to a subpoena or order issued by a court of competent jurisdiction, or to enforce their rights under this Agreement.  In the event that a party receives a request to disclose any Confidential Information of the other party under such subpoena or order, such party shall (i) notify such other party within ten (10) days after receipt of such request; (ii) consult with that party on the advisability of taking steps to resist or narrow such request; and (iii) if disclosure is required or deemed advisable, cooperate with that party in any attempt that such party may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information.  Information will not be deemed Confidential Information if (a) the information is already in the possession of or was independently developed by the party with respect to which the Confidential Information is not concerned and is not otherwise subject to an agreement as to confidentiality; (b) the information becomes generally available in the public domain other than as a result of a disclosure by such party in breach of this Agreement; or (c) the information is not acquired from any party known to be in breach of an obligation of secrecy.

8.             Severability.  The provisions of this Agreement are severable and if any clause or provision of this Agreement shall be held to be invalid, illegal or unenforceable in whole or in part under any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

9.             Captions.  The captions in this Agreement are used for means of reference only and shall not affect in any way the interpretation or construction of this Agreement.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

11.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

12.           Exclusions.  For purposes of clarity, the term “Credit Insurance” does not mean mortgage insurance, debt cancellation contracts or debt suspension contracts.

13.           Termination.   Except as otherwise provided in Section 4 above and in this Section 13, the parties’ obligations under this Agreement shall terminate on the earlier of (i) December 31, 2008 or (ii) after termination of all Viking reinsurance contracts relating to Credit Insurance and/or Collateral Protection Insurance, the date of final payment of any amounts due to GECC or Viking under this Agreement.  Notwithstanding the foregoing, if Viking continues to reinsure Credit Insurance and/or Collateral Protection Insurance after December 31, 2008: (a) Viking shall pay to GECC, in accordance with the terms set forth in Schedule A hereto, an amount equal to 90% of any net underwriting income on such reinsured business; and (b) GECC shall pay to Viking, in accordance with the terms set forth in Schedule A hereto, an amount equal to 110% of any net underwriting loss on such reinsured business.

14.           Dispute Resolution.  The parties agree to the dispute resolution procedures set forth in Schedule A attached hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ James A. Parke
Name: James A. Parke
Title: Vice Chairman and Executive Officer

VIKING INSURANCE COMPANY LTD.

By:	/s/ T. Burt Hazelwood
Name: T. Burt Hazelwood
Title: Chief Financial Officer

Schedule A to

Agreement Regarding

Continued Reinsurance of Insurance Products

PAYMENTS

Section 1.01                           Payments by GECC to Viking.

With respect to payments to be made by GECC to Viking pursuant to Sections 1(d) or 13 of the Agreement, GECC shall deliver to Viking on each April 30, July 31, October 31 and January 31, commencing April 30, 2004, a quarterly statement in arrears with respect to the immediately preceding calendar quarter detailing payments due to Viking.  GECC shall pay to Viking the amount set forth in each quarterly statement within thirty (30) days of the date of such statement.  In the event that all or any portion of any payment due Viking pursuant to the Agreement becomes overdue, the portion of the amount overdue shall bear interest at an annual rate equal to the then current thirty (30) day U.S. Treasury Bill discount rate on the date that the payment becomes overdue plus 200 basis points, for the period that the amount is overdue.  As soon as practicable after receipt by GECC of any reasonable written request by Viking, GECC shall provide Viking with reasonably detailed data and documentation sufficient to support the calculation of any amount due to Viking under Sections 1(d) or 13 of the Agreement for the purpose of verifying the accuracy of such calculation.  If, after reviewing such data and documentation, Viking disputes GECC’s calculation of any amount due to Viking, then the dispute shall be resolved pursuant to the dispute resolution procedure set forth in Sections 2.01 through 2.05 below.

Section 1.02                           Payments by Viking to GECC.

With respect to payments to be made by Viking to GECC pursuant to Section 13 of the Agreement, Viking shall deliver to GECC on each April 30, July 31, October 31 and January 31, commencing April 30, 2004, a quarterly statement in arrears with respect to the immediately preceding calendar quarter detailing payments due to GECC.  Viking shall pay to GECC the amount set forth in each quarterly statement within thirty (30) days of the date of such statement.  In the event that all or any portion of any payment due GECC pursuant to the Agreement becomes overdue, the portion of the amount overdue shall bear interest at an annual rate equal to the then current thirty (30) day U.S. Treasury Bill discount rate on the date that the payment becomes overdue plus 200 basis points, for the period that the amount is overdue.  As soon as practicable after receipt by Viking of any reasonable written request by GECC, Viking shall provide GECC with reasonably detailed data and documentation sufficient to support the calculation of any amount due to GECC under Section 13 of the Agreement for the purpose of verifying the accuracy of such calculation.  If, after reviewing such data and documentation, GECC disputes Viking’s calculation of any amount due to GECC, then the dispute shall be resolved pursuant to the dispute resolution procedure set forth in Sections 2.01 through 2.05 below.

DISPUTE RESOLUTION

                Section 2.01                           General Provisions.

                (a) Any dispute, controversy or claim arising out of or relating to the Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Schedule A, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

                (b) Commencing with the request contemplated by Section 2.02, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 2.03, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

                (c) In connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, and (ii) trial by jury.

                (d) The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

                (e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Schedule A are pending.  The parties will take such action, if any, required to effectuate such tolling.

                Section 2.02                           Consideration by Senior Executives.

                If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve any Dispute by negotiation between executives who are officers of the respective business entities involved in the Dispute.  Either party may initiate the executive negotiation process by written notice to the other.  Fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty (30) days of the initial notice to seek a resolution of the Dispute.

Section 2.03                           Mediation.

If a Dispute is not resolved by negotiation as provided in Section 2.02 within forty-five (45) days from the delivery of the initial notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (“CPR”) Model Mediation Procedure as then in effect. The parties will select a mediator from the CPR Panels of Distinguished Neutrals, but such mediator must have prior U.S. reinsurance experience either as a lawyer or as a present or former officer or management employee of a reinsurance company, but not of Viking or GECC, or any of their respective affiliates.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

                Section 2.04                           Arbitration.

                (a)  If a Dispute is not resolved by mediation as provided in Section 2.03 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect.  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

                (b)  The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators who are each experienced in the U.S. reinsurance business, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules.  The non-party appointed arbitrator must have prior U.S. reinsurance experience as a present or former officer or management employee of a reinsurance company, but not of Viking or the GECC, or any of their respective affiliates.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties. The arbitrators shall determine the Dispute in accordance with the law of the State of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

                (c)  The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 2.04 may be entered and enforced in any court having jurisdiction thereof.

                (d)  Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 2.04(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below.  For purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

                (e)  In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.  Notwithstanding paragraph (d) above, each party acknowledges that in the event of any actual or threatened breach of certain of the provisions of this Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f) Each party will bear its own attorneys fees and costs incurred in connection with the resolution of any Dispute in accordance with this Schedule A.